UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WESTFIELD FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Westfield Financial, Inc., the holding company for Westfield Bank, which will be held on May 17, 2012 at 10:00 a.m., Eastern Time, at the Sheraton Springfield Monarch Place Hotel, located at 1 Monarch Place, Springfield, Massachusetts 01144.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of Westfield Financial and Westfield Bank, and you will have an opportunity to ask questions.

The Board of Directors of Westfield Financial has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of Westfield Financial and its shareholders and unanimously recommends a vote “FOR” these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Westfield Financial and Westfield Bank, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,
James C. Hagan
Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (413) 568-1911

WESTFIELD FINANCIAL, INC.

141 Elm Street
Westfield, Massachusetts 01085
(413) 568-1911

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	Thursday, May 17, 2012

TIME	10:00 A.M. Eastern Time

PLACE	Sheraton Springfield Monarch Place Hotel 1 Monarch Place Springfield, Massachusetts 01144

ITEMS OF BUSINESS	(1)	Election of the four nominees named in the attached proxy statement as directors to serve on the Board of Directors for a term of office stated;

	(2)	Approval of a non-binding advisory resolution on the compensation of our named executive officers;

	(3)	Ratification of the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

	(4)	Consideration of any other business properly brought before the meeting, and any adjournment or postponement thereof.

RECORD DATE	The record date for the Annual Meeting is March 19, 2012. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

PROXY VOTING
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please submit the enclosed proxy or voting instructions by mail. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

James C. Hagan
Chief Executive Officer

Westfield, Massachusetts
April 11, 2012

WESTFIELD FINANCIAL, INC.
141 Elm Street
Westfield, Massachusetts 01085
(413) 568-1911

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2012

INFORMATION ABOUT THE ANNUAL MEETING

General

Westfield Financial, Inc., a Massachusetts-chartered stock holding company, is registered as a savings and loan holding company with the Office of the Comptroller of Currency and owns all of the capital stock of Westfield Bank. Our common stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “WFD.” As used in this proxy statement, “we,” “us,” “our” and “Company” refer to Westfield Financial and/or its subsidiaries, depending on the context. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 11, 2012 to all shareholders entitled to vote. If you owned common stock of Westfield Financial at the close of business on March 19, 2012, the record date, you are entitled to vote at the Annual Meeting.

Voting Rights

Only shareholders of record at the close of business on March 19, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 26,587,444 shares of common stock outstanding and entitled to vote.

If on March 19, 2012 your shares were registered directly in your name with our transfer agent, Registrar and Transfer Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Voting Procedures

Shareholder of Record: Shares Registered in Your Name

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

If you are a shareholder of record, you may a) vote in person at the Annual Meeting or b) vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

■	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

■
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” Proposals 1, 2, and 3.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than that listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Employee Stock Ownership Plan

Each participant in the Employee Stock Ownership Plan Trust of Westfield Financial, Inc. (the “ESOP”) has the right to direct First Bankers Trust Services, Inc., as trustee of the ESOP (“First Bankers Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the ESOP. First Bankers Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. First Bankers Trust’s duties with respect to voting the common stock in the ESOP is governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances that First Bankers Trust override the votes of participants with respect to the common stock held by First Bankers Trust and to determine, in First Bankers Trust’s best judgment, how to vote the shares.

401(k) Plan

Each participant in the 401(k) Plan of Westfield Bank (the “401(k) Plan”) has the right to direct Delaware Charter & Trust Company, a Delaware Corporation conducting business under the trade name of The Principal Trust Company, as trustee of the 401(k) Plan (“Principal Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the 401(k) Plan. Principal Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. Principal Trust’s duties with respect to voting the common stock in the 401(k) Plan are governed by the fiduciary provisions of ERISA. The fiduciary provisions of ERISA may require, in certain limited circumstances, that Principal Trust override the votes of participants with respect to the common stock held by Principal Trust and to determine, in Principal Trust’s best judgment, how to vote the shares.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 26,587,444 shares outstanding and entitled to vote. Thus, the holders of 13,293,723 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Vote Required

Proposal 1: Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “for” votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Accordingly, the four nominees receiving the most “for” votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Proposal 2: Approval of a Non-Binding Advisory Resolution on the Compensation of Our Named Executive Officers. The approval of the non-binding advisory resolution on the compensation of our named executive officers will require “for” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. An abstention shall not constitute a vote cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, the broker non-votes will have no effect on the vote for this proposal.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2012 will require “for” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Similarly, broker non-votes will have no effect on the vote.

Effect of Broker Non-Votes

“Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the national exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of our independent registered public accounting firm. The election of directors is no longer considered “routine.” Proposals 1 and 2 are considered “non-routine” and Proposal 3 is considered “routine” under the Nasdaq listing rules and regulations.

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote will have no effect on the outcome of any proposal.

Confidential Voting Policy

We maintain a policy of keeping shareholder votes confidential. Only the Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements.

Revoking Your Proxy

You may revoke your grant of proxy at any time before it is voted by:

■	filing a written revocation of the proxy with the Secretary;

■	submitting a signed proxy card bearing a later date; or

■	attending and voting in person at the Annual Meeting.

If your shares are not registered in your own name, you will need appropriate documentation from the shareholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of our shares.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2013 Annual Meeting of Westfield Financial shareholders, we must receive them on or before December 12, 2012, but no earlier than November 12, 2012, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (“SEC”). Nothing in this paragraph shall be deemed to require Westfield Financial to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

In addition, under our Amended and Restated Bylaws (“Bylaws”), if you wish to nominate a director or bring other business before an Annual Meeting which is not included in the proxy statement for the 2013 Annual Meeting of Shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to our Secretary; and (iii) your notice must contain specific information required in Article I of our Bylaws.

Obtaining an Annual Report on Form 10-K

We will provide a copy of our 2011 Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to Gerald P. Ciejka, Secretary, Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2012.

The Proxy Statement and the Annual Report are available at
http://www.snl.com/irweblinkx/govdocs.aspx?IID=4066200.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the four individuals listed in the table below for election as directors at the Annual Meeting. The four nominees, Directors Colton, Hagan, Smith and Williams currently serve on our Board of Directors. If you elect all the nominees listed below, they will hold office until the Annual Meeting held in 2015 or until their successors have been elected and qualified.

There are no arrangements or understanding between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.  We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason a nominee proves unable or unwilling to stand for election, the Board will nominate an alternate nominee or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

Nominees	Term to Expire
David C. Colton Jr.	2015
James C. Hagan	2015
Philip R. Smith	2015
Donald A. Williams	2015

Vote Required

The nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors.

Our Recommendation

the board of directors unanimously recommends a vote “for” all of the nominees for election as directors.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our Board of Directors currently consists of eleven members. The name, age and length of service of each of our nominees and continuing members of our Board of Directors are set forth below:

Nominees	Age(1)	Term Expires	Position(s) Held	Director Since(2)
David C. Colton, Jr.	69	2015	Director	1980
James C. Hagan	50	2015	President, Chief Executive Officer and Director	2009
Philip R. Smith	56	2015	Director	2009
Donald A. Williams	68	2015	Chairman of the Board	1983

Continuing Directors	Age(1)	Term Expires	Position(s) Held	Director Since(2)
Victor J. Carra	71	2013	Director	1995
Robert T. Crowley Jr.	63	2014	Director	1999
Donna J. Damon	53	2014	Director	2011
Richard C. Placek	72	2013	Director	1979
Paul R. Pohl	70	2014	Director	1999
Steven G. Richter	56	2014	Director	2011
Charles E. Sullivan	68	2013	Director	1992

(1)	At December 31, 2011.
(2)	Includes terms served on the Board of Directors of Westfield Bank, as applicable.

The principal occupation, education and business experience, where applicable, of each nominee for election as director and each continuing director are set forth below:

Nominees

David C. Colton, Jr. has served as a director since 1980 and serves as Chairman of the Nominating and Corporate Governance Committee and is a member of the Executive Committee. Mr. Colton is the retired owner of The Colton Agency, Inc., an insurance agency located in Westfield, Massachusetts. In his 39 years of ownership, Mr. Colton dealt with such aspects of business operation including; contractual and insurance issues, automation, human resource management and marketing.  He has previously served as a consultant for the Berkshire Insurance Group, and as acting Chief Operating Officer from 2005 through 2006. Mr. Colton is also the Treasurer for the Westfield Business Improvement District and has served in such capacity since 2005.

James C. Hagan has served as Westfield Financial’s Chief Executive Officer since December 31, 2008 and as President of Westfield Financial and Westfield Bank since June 2005. Mr. Hagan serves on the Executive Committee. Mr. Hagan served as Chief Operating Officer of Westfield Financial and Westfield Bank from June 2005 until December 2008. Prior to that, he held the positions of Senior Vice President, Vice President and Commercial Loan Department Manager of Westfield Bank, and as a commercial lender and manager at other New England based banking institutions. Mr. Hagan received a degree in business management from Westfield State College and also received a Masters of Business Administration from American International College.

Philip R. Smith has served as a director since May 2009 and serves on the Audit Committee and the Nominating and Corporate Governance Committee.  Mr. Smith was also the Secretary of Westfield Financial until May 2009.  Mr. Smith is currently a partner at Bacon & Wilson, P.C., one of the largest regional law firms in western Massachusetts specializing in Real Estate, Business Law and Estate planning. Mr. Smith has served as lead counsel in many corporate aspects of Westfield Bank’s business transactions as well as co-counseling the reorganization of Westfield Bank into a mutual holding company during the public stock offering. He has served as a past board member of the Westfield Chamber of Commerce in Westfield, Massachusetts, and is a member of the Westfield State College Foundation and the Westfield Community Development Corporation. He is a graduate of the University of New Hampshire and received his Juris Doctor from New England School of Law. Mr. Smith also received an LL.M. in taxation from Boston University.

Donald A. Williams has served as Chairman of the Board of Directors since 2005 and also serves on the Executive Committee. Mr. Williams previously served as President of Westfield Savings Bank and Westfield Financial until 2005, and as Chief Executive Officer until 2008. Mr. Williams has been in the banking industry since 1972.  Mr. Williams received an undergraduate degree in business, emphasis on finance and insurance, from Northeastern University and a graduate degree in accounting from Western New England College.

Continuing Directors

Victor J. Carra has served as a director since 1995, and also serves on the Executive Committee. He previously served as Executive Vice President of Westfield Bank and Westfield Financial, Inc., Mr. Carra has served in many capacities during his employment with Westfield Bank, and utilizes his knowledge and experiences to contribute to Board operations and company structural and governance decisions. Mr. Carra received a Bachelor of Science in Business Administration and a Master of Business Administration from Western New England College.

Richard C. Placek has served as a director since 1979 and also serves as the Chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Placek was also one of Westfield Bank’s Corporators in 1974.  He is the Chairman of the Board of Directors and former President of Commercial Distributing Co., Inc. (“Commercial Distributing”), the largest beer distributor in western Massachusetts. In his roles at Commercial Distributing, Mr. Placek was responsible for administration of 130 employees, as well as coordinating the purchase of a competing local distributor. Mr. Placek is also a former director of Beer Wholesalers of Massachusetts and a former director and Executive Committee member of Clean Environment Recycling Company.

Charles E. Sullivan has served as a director since 1992. He is a member of the Executive Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Mr. Sullivan, currently retired, was a Certified Public Accountant at the firm of Sullivan, Poulin & Payne P.C., located in West Springfield, Massachusetts. He has been a Certified Public Accountant since 1968. Mr. Sullivan brings to his position over 40 years of accounting experience, as well as a plethora of industry-related knowledge.  Mr. Sullivan received a Bachelor of Science in Business Administration from American International College.

Robert T. Crowley, Jr. has served as a director since 1999 and is a member of the Audit and Nominating and Corporate Governance Committee. Mr. Crowley is a retired Certified Public Accountant and a former Managing Partner of the accounting firm of Downey, Sweeney, Fitzgerald & Co., which provides tax, accounting, and auditing services. He had worked in the capacity of a Certified Public Accountant since 1970, and was a partner at this firm since 1980.  Mr. Crowley also serves as Treasurer and director on the Boards of Directors of the Westfield Community Development Corp. and Hawthorn Services, Inc. He is a Clerk on the Board of Directors of Industrial Cutting Tools, Inc., and a member of the Finance Committee of St. Mary’s Church in Westfield, Massachusetts. Mr. Crowley received a Bachelor of Science in Accounting from Boston College.

Donna J. Damon has served as a director since 2011 and also serves on the Compensation Committee. Ms. Damon is the President and owner of New England Concrete Cutting, Inc., a construction company specializing in concrete cutting and drilling located in Agawam, Massachusetts. She also serves as an executive officer and the office manager for two separate companies, Witch Equipment of New England, Inc. and Witch Enterprises, Inc. Ms. Damon also serves on various community boards.

Paul R. Pohl has served as a director since 1999 and also serves as the Chairman of the Compensation Committee and is a member of the Nominating and Corporate Governance Committee. Mr. Pohl is the owner and President of Chemi-Graphic, Inc., a name plate manufacturing company located in Ludlow, Massachusetts. Throughout his 40 years of company ownership, Mr. Pohl has acquired a wealth of knowledge in regards to company management and operational responsibilities, and utilizes his experiences through his position on the Board of Directors. He is a graduate of Syracuse University.

Steven G. Richter has served as a director since 2011 and also serves on the Audit Committee. Mr. Richter is the founder, owner, operator and President of Micro Test Laboratories, Inc., a contract testing and manufacturing support operation for the pharmaceutical and biotechnology industries. Mr. Richter received a Bachelor of Science in Microbiology from the University of Massachusetts, a Master of Science in Biological Sciences from the University of Massachusetts-Lowell and a Ph.D. in Sterilization Sciences from Columbia Pacific University. Mr. Richter has served in a biotechnological advisory capacity for small business with Governors Romney and Patrick.  Mr. Richter is also actively involved in research and development with the University of Massachusetts.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Gerald P. Ciejka, age 51, serves as Vice President, General Counsel and Director of Human Resources of Westfield Financial and Westfield Bank and is Secretary of Westfield Financial. Mr. Ciejka was previously a partner at the Springfield, Massachusetts law firm of Bulkley, Richardson and Gelinas in the business organization and real estate departments. He previously served as branch manager and senior underwriting counsel for First American Title Insurance Company and Chicago Title Insurance Company.

Louis O. Gorman, age 52, has served as Vice President of Credit Administration since 2009 and Chief Credit Officer since 2010.  Prior to that, Mr. Gorman was a commercial loan officer for Westfield Financial and also performed the same function at other New England based banking institutions.

Michael J. Janosco, Jr., age 65, currently serves as Chief Investment Officer. Mr. Janosco previously served as the Chief Financial Officer and Treasurer of Westfield Bank from 1999 and of Westfield Financial since its inception in 2001 until his retirement on December 31, 2008. Mr. Janosco was also a partner at KPMG Peat Marwick until his retirement in 1993. Mr. Janosco has also served as the Chief Financial Officer and Treasurer of Primary Bank, located in Peterborough, New Hampshire and as a consultant to various banks.

Rebecca S. Kozaczka, age 61, has served as Vice President and Residential Loan Officer at Westfield Financial and Westfield Bank since 1989. Prior to that Ms. Kozaczka was as a Mortgage Loan Officer and an Assistant Vice President.

Deborah J. McCarthy, age 52, has served as Vice President of Westfield Financial and Westfield Bank since 2001. Ms. McCarthy is also the Manager of the Operations and Information Systems departments. She has worked for Westfield Bank in numerous capacities since 1979.

Allen J. Miles, III, age 49, was appointed Executive Vice President effective December 31, 2008. Prior to that, Mr. Miles has served as Senior Vice President, Chief Lending Officer, Vice President and Commercial Loan Officer.

Kevin C. O’Connor, age 52, was appointed Vice President, Retail Banking in February 2010. Mr. O’Connor has over twenty-five years of experience in retail and branch banking and had previously worked at both national and regional banking institutions as a Vice President and regional manager of retail banking and sales, including small business sales.

Leo R. Sagan, Jr., age 49, was appointed Chief Financial Officer and Treasurer of Westfield Financial and Westfield Bank effective December 31, 2008. Prior to his appointment, Mr. Sagan served as the Vice President and Controller of Westfield Financial and Westfield Bank since 2003.  Mr. Sagan has also served as Controller and  Assistant Treasurer of Westfield Financial and Westfield Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentage of beneficial ownership is calculated based on 26,587,444 shares of our common stock outstanding as of March 19, 2012.

In calculating the number of shares beneficially owned and the ownership percentage, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days after March 19, 2012 are deemed outstanding even if they have not actually been exercised. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Principal Shareholders

The following table contains common stock ownership information for persons known to us to beneficially own 5% or more of our common stock as of March 19, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	2,047,285 (1)	7.70%

Employee Stock Ownership Plan Trust of Westfield Financial, Inc. 141 Elm Street Westfield, MA 01085	1,941,054 (2)	7.30%

Keeley Asset Management Corp. Keeley Small Cap Value Fund John L. Keeley, Jr. 401 South LaSalle St., Suite 1201 Chicago, IL 60605	2,523,657 (3)	9.49%

(1)
All information is based on a Schedule 13G/A filed with the SEC on February 10, 2012, filed by Blackrock, Inc. and its affiliates. As of December 31, 2011, Blackrock, Inc. was the beneficial owner of and had sole dispositive power and sole voting power over 2,047,285 shares.

(2)
The number of shares listed as beneficially owned by the Employee Stock Ownership Plan Trust of Westfield Financial, Inc. (the “ESOP”) represents the number of shares of our common stock (“Shares”) held by the plan trustee as of March 19, 2012.  654,894 of such Shares have been allocated to individual accounts established for participating employees and their beneficiaries, and 1,286,160 of such Shares were held, unallocated, for allocation in future years. The ESOP, through the plan trustee (who is instructed by the ESOP Committee), has shared voting power and dispositive power over all unallocated Shares held by the ESOP. The ESOP, acting through the plan trustee (who is instructed by the ESOP Committee) shares dispositive power over all allocated Shares held in the ESOP with participating employees and their beneficiaries. Participating employees and their beneficiaries have the right to determine whether Shares allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated Shares are generally required to be tendered by the plan trustee in the same proportion as the Shares which have been allocated to the participants is directed to be tendered. In limited circumstances, ERISA may confer upon the plan trustee the power and duty to control the voting and tendering of Shares allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated Shares.

(3)
All information is based on a Schedule 13G/A filed with the SEC on February 7, 2012, filed by Keeley Asset Management Corp., Keeley Small Cap Value Fund and John L. Keeley, Jr. As of December 31, 2011, Keeley Asset Management Corp. had beneficial ownership and sole dispositive power over 2,523,657 shares and sole voting power over 2,472,627 shares. Keeley Small Cap Value Fund was the beneficial owner of 1,790,700 shares. John L. Keeley, Jr. was the beneficial owner of 810 shares.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 19, 2012 by: (i) each director; (ii) each of the named executive officer’s listed in Summary Compensation Table; and (iii) all our directors and executive officers as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name, and the address for each of the shareholders in the table below is c/o Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts, 01085.

Name of Beneficial Owner	Position with Westfield Financial	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
James C. Hagan (1)	President and Chief Executive Officer	474,450	1.76%

Donald A. Williams (2)	Chairman of the Board and Former Chief Executive Officer	360,442	1.35%

Allen J. Miles, III (3)	Executive Vice President and Chief Lending Officer	242,405	*

Leo R. Sagan, Jr. (4)	Chief Financial Officer and Treasurer	219,239	*

Gerald P. Ciejka (5)	Vice President and General Counsel	203,349	*

Michael J. Janosco, Jr. (6)	Former Chief Financial Officer and Treasurer and current Chief Investment Officer	111,404	*

Louis O. Gorman (7)	Vice President – Credit Administration and Chief Credit Officer	55,858	*

Victor J. Carra (8)	Director	112,199	*

David C. Colton, Jr. (9)	Director	65,410	*

Robert T. Crowley, Jr. (10)	Director	100,903	*

Donna J. Damon (11)	Director	14,000	*

Richard C. Placek (12)	Director	82,518	*

Paul R. Pohl (13)	Director	127,058	*

Steven G. Richter (14)	Director	14,300	*

Philip R. Smith (15)	Director	61,054	*

Charles E. Sullivan (16)	Director	132,433	*

All Executive Officers and Directors as a Group (19 Persons) (17)		2,517,584	9.09%

*   Less than 1% of the total outstanding shares of common stock.

1)
Consists of: a) 98,419 shares as to which Mr. Hagan has sole voting and investment power, b) 24,184 shares held by the ESOP for his account as to which he has shared voting, c) 6,827 shares held by our 401(k) Plan which he has shared voting and sole investment powers, d) 30,006 unvested shares of restricted stock as to which he has sole voting power and e) 315,014 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

2)
Consists of: a) 260,470 shares held by the Karen F. Williams 2004 Family Trust which has no voting or investment powers, b) 17,885 shares held by the ESOP for his account as to which he has shared voting, c) 53,087 shares held by our 401(k) Plan which he has shared voting and sole investment powers, d) 5,600 unvested shares of restricted stock as to which he has sole voting power and e) 23,400 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

3)
Consists of: a) 19,217 shares as to which Mr. Miles has sole voting and investment power, b) 13,971 shares held by the ESOP for his account as to which he has shared voting, c) 2,334 shares held by our 401(k) Plan which he has shared voting and sole investment powers, d) 17,900 unvested shares of restricted stock as to which he has sole voting power and e) 188,983 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

4)
Consists of: a) 36,853 shares as to which Mr. Sagan has sole voting and investment power, b) 13,603 shares held by the ESOP for his account as to which he has shared voting, c) 3,937 shares held by our 401(k) Plan which he has shared voting and sole investment powers, d) 14,700 unvested shares of restricted stock as to which he has sole voting power and e) 150,146 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

5)
Consists of: a) 24,628 shares as to which Mr. Ciejka has sole voting and investment power, b) 10,993 shares held by the ESOP for his account as to which he has shared voting, c) 1,901 shares held by our 401(k) Plan which he has shared voting and sole investment powers, d) 3,281 shares held by an IRA for the benefit of Mr. Ciejka which he has sole voting and investment powers, e) 12,400 unvested shares of restricted stock as to which he has sole voting power and f) 150,146 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

6)
Consists of: a) 56,524 shares as to which Mr. Janosco has sole voting and investment power, b) 18,056 shares held by the ESOP for his account as to which he has shared voting, c) 17,082 shares held by our 401(k) Plan which he has shared voting and sole investment powers, and d) 19,742 shares held by an IRA for the benefit of Mr. Janosco which he has sole voting and investment powers.

7)
Consists of: a) 7,904 shares as to which Mr. Gorman has sole voting and investment power, b) 13,683 shares held by the ESOP for his account as to which he has shared voting, c) 1,971 shares held by our 401(k) Plan which he has shared voting and sole investment powers, d) 7,700 unvested shares of restricted stock as to which he has sole voting power and f) 24,600 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

8)
Consists of: a) 22,156 shares as to which Mr. Carra has sole voting and investment power, b) 6,634 shares held by the ESOP for his account as to which he has shared voting, c) 44,423 shares held by our 401(k) Plan which he has shared voting and sole investment powers, d) 2,723 held in an IRA for Mr. Carra’s benefit which he has sole voting and investment powers, e) 2,263 shares held in an IRA for his spouse which he has no voting or investment powers, g) 2,800 unvested shares of restricted stock as to which he has sole voting power and h) 31,200 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

9)
Consists of: a) 9,344 shares as to which Mr. Colton has sole voting and investment power, b) 1,640 shares as to which he has shared voting and investment powers with his spouse, c) 3,071 held in an IRA for Mr. Colton’s benefit which he has sole voting and investment powers, d) 4,698 shares held in an IRA for his spouse which he has no voting or investment powers, e) 2,800 unvested shares of restricted stock as to which he has sole voting power and f) 43,857 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

10)
Consists of: a) 58,700 shares as to which Mr. Crowley has sole voting and investment power, b) 8,203 shares as to which he has shared voting and investment powers with his spouse, c) 2,800 unvested shares of restricted stock as to which he has sole voting power and d) 31,200 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

11)	Consists of: a) 14,000 unvested shares of restricted stock as to which Ms. Damon has sole voting power.

12)
Consists of: a) 29,283 shares as to which Mr. Placek has sole voting and investment power, b) 19,235 shares held in an IRA for his spouse which he has no voting or investment powers, c) 2,800 unvested shares of restricted stock as to which he has sole voting power and d) 31,200 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

13)
Consists of: a) 17,605 shares as to which Mr. Pohl has sole voting and investment power, b) 75,453 shares as to which he has shared voting and investment powers with his spouse, c) 2,800 unvested shares of restricted stock as to which he has sole voting power and d) 31,200 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

14)	Consists of: a) 300 shares as to which Mr. Richter has sole voting and investment power and b) 14,000 unvested shares of restricted stock as to which he has sole voting power.

15)
Consists of: a) 27,054 shares held in an IRA for Mr. Smith’s benefit which he has sole voting and investment power, b) 2,800 unvested shares of restricted stock as to which he has sole voting power and d) 31,200 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

16)
Consists of: a) 84,589 shares as to which Mr. Sullivan has sole voting and investment power, b) 13,844 shares held in an IRA for Mr. Sullivan’s benefit which he has sole voting and investment powers, c) 2,800 unvested shares of restricted stock as to which he has sole voting power and d) 31,200 shares issuable pursuant to options exercisable within 60 days of March 19, 2012.

17)
The figures shown for each of the executive officers named in the table do not include 1,286,160 shares held in trust pursuant to the ESOP that have not been allocated as of March 19, 2012 to any individual’s account.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the Securities and Exchange Commission their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the Securities and Exchange Commission and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on its review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our executive officers and directors during fiscal 2011 were met, with the exception of the following:

●	Ms. McCarthy filed one report containing two transactions which were not reported on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,907,744	9.32	63,173

Equity compensation plans not approved by security holders	-	-	-

Total	1,907,744	9.32	63,173

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors held twelve regular meetings during the fiscal year ended December 31, 2011. Each incumbent director attended at least 75% of the total of (i) the meetings of the Board of Directors held during the period for which he has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period.  It is our policy to encourage directors to attend the Annual Meeting. All directors attended the 2011 Annual Meeting of Shareholders.

Board of Directors Independence

As required under the Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent” as currently defined in Rule 5605(a)(2) of the Nasdaq listing standards and as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that the following seven current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Victor J. Carra, Robert T. Crowley, Jr., Donna J. Damon, Paul R. Pohl, Richard C. Placek, Steven G. Richter and Charles E. Sullivan. The Board has also affirmatively determined that director nominees, David C. Colton, Jr. and Donald A. Williams are independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. In compliance with the Nasdaq listing standards, Mr. Smith will be deemed to be an independent director as of May 21, 2012, three years following the termination of his employment with us.  The Board has determined that James C. Hagan, our President and Chief Executive Officer is not an independent director by virtue of his current employment with us.

Code of Ethics

We have adopted a Conflict of Interest Policy and Code of Conduct, which applies to all our employees and officers. We have also adopted a Code of Ethics for Senior Financial Officers, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for us, and which requires compliance with the Conflict of Interest Policy and Code of Conduct. The Code of Ethics for Senior Financial Officers meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. The Code of Ethics for Senior Financial Officers is available to shareholders on our website at www.westfieldbank.com.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on its website at the internet address set forth above. We have not amended or granted any waivers of a provision of our Conflict of Interest Policy and Code of Conduct or our Code of Ethics for Senior Financial Officers during 2011.

Committees of the Board of Directors

The Board has four committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the year ended December 31, 2011 for each of the Board committees:

Name	Executive	Audit	Compensation	Nominating and Corporate Governance
Victor J. Carra	X
David C. Colton, Jr.	X			X*
Robert T. Crowley, Jr.**		X		X
Donna J. Damon			X
James C. Hagan	X
Richard C. Placek		X*	X
Paul R. Pohl			X*	X
Steven G. Richter		X
Philip R. Smith		X		X
Charles E. Sullivan	X		X	X
Donald A. Williams	X
Total meetings in 2011	36	6	4	4

* Committee Chairman
** Financial Expert

Below is a description of each committee of the Board of Directors.

Executive Committee

The Executive Committee exercises the powers of the Board of Directors between Board meetings. The Executive Committee consists of Directors Carra, Colton, Hagan, Sullivan and Williams.

Audit Committee

The Audit Committee is chaired by Director Placek, with Directors Crowley, Richter and Smith as members. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments.

The primary duties and responsibilities of the Audit Committee are to:

(1)	oversee and monitor the financial reporting process and internal controls system;

(2)	review and evaluate the audit performed by outside auditors and report any substantive issues found during the audit to the Board;

(3)	appoint, compensate and oversee the work of the independent auditors;

(4)	review and approve all transactions with affiliated parties; and

(5)	provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and the Board.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that Directors Crowley, Placek and Richter are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).  During 2011, the Board determined Director Smith was not an independent director by virtue of his past employment with us, however, the Board felt that Mr. Smith’s service on the Board was warranted as a result of Mr. Smith’s legal and business knowledge concerning audit matters. In compliance with the Nasdaq listing standards, Mr. Smith will be deemed to be an independent director as of May 21, 2012, three years following to his previous employment with us.  The Board of Directors has also determined that Mr. Crowley qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Board of Directors has adopted a written charter for the Audit Committee that is available to shareholders on our website at www.westfieldbank.com.

Pre-approval of Services. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exception, for non-audit services described below which are approved by the Audit Committee prior to completion of the audit.

The pre-approval requirement set forth above shall not be applicable with respect to non-audit services if:

(1)
the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by us to our auditor during the fiscal year in which the services are provided;

(2)	such services were not recognized by us at the time of the engagement to be non-audit services; and

(3)
such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee.

Delegation. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the policies outlined above.

Audit Committee Report. (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management and our independent registered public accounting firm, Wolf & Company, P.C. The Audit Committee has discussed with Wolf & Company the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Wolf & Company required by applicable requirements of the PCAOB regarding Wolf & Company’s communications with the Audit Committee concerning independence, and has discussed with Wolf & Company the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Richard C. Placek, Chairperson
Robert T. Crowley, Jr.
Steven G. Richter
Philip R. Smith

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of four directors: Donna J. Damon, Richard C. Placek, Paul R. Pohl and Charles E. Sullivan, with Director Pohl serving as Chairperson of the Committee. All members of our Compensation Committee are independent (as independence is currently defined in Section 5605(a)(2) of the Nasdaq listing standards). As required by its charter, the Compensation Committee meets at least three times annually and with greater frequency if necessary. The Board of Directors has adopted a written charter for the Compensation Committee that is available to shareholders on our website at www.westfieldbank.com.

Pursuant to its charter, the Compensation Committee’s responsibilities include:

(1)	evaluating the performance of the CEO and other elected officers in light of approved performance and objectives;

(2)
making recommendations to the Board of Directors for, and setting the compensation of the CEO and other elected officers, based upon the evaluation of the performance of the CEO and the other elected officers, respectively; and

(3)	making recommendations to the Board of Directors with respect to profit sharing and equity-based compensation plans.

The Compensation Committee also reviews and discusses with management the “Compensation Discussion and Analysis” section of our proxy statements and considers whether to recommend to the full Board that it be included in our proxy statements and other filings.

Compensation Decision-Making Policies and Procedures and Director Compensation

Decision-Making and Policy-Making. Our Bylaws require that our business and affairs be under the direction of the Board of Directors, which includes executive officer compensation. Executive compensation is set by the Board of Directors after recommendation of the Compensation Committee. As a company listed on the NASDAQ Global Select Market, we must observe governance standards and listing requirements that require executive officer compensation decisions to be made by a majority of independent director members of our Board, by a committee of independent directors or in exceptional and limited circumstances, a compensation committee comprised of at least three members where only one member is not independent.

The Compensation Committee has been delegated authority from our Board of Directors to oversee executive compensation by approving salary increases for Vice Presidents and above and by reviewing general personnel matters such as staff performance evaluations for Vice Presidents and above. The Compensation Committee has established a compensation program and has a formal charter which was adopted in December of 2006 and amended in 2007 and advises senior management on the average salary increases for all employees under the compensation program. The compensation program consists of three components: (1) base salary; (2) profit sharing bonuses (short-term incentives); and (3) long-term incentives (e.g., stock options, restricted stock, employment and change of control agreements, deferred compensation, and fringe benefits).

The Compensation Committee considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of more junior executive officers, as well as empirical data and the recommendations of advisors both internal and external. Compensation decisions made by the Compensation Committee are reported by the Committee Chairperson to the Board of Directors who approve, disapprove or amend the Compensation Committee’s action. The Compensation Committee does not delegate its duties to others. The Compensation Committee also confirms and approves the Summary Compensation Tables included in this proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. During 2011, the Compensation Committee engaged an outside compensation consultant, Arthur Warren of Arthur Warren Associates, Inc. to assist in the evaluation of our Chief Executive Officer and other selected officers. For additional information, see the “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks

None of our executive officers served as a member of another entity’s Board of Directors or as a member of another entity’s compensation committee (or other board committee performing equivalent functions) during 2011, which entity had an executive officer serving on our Board of Directors or as a member of our Compensation Committee. There are no interlocking relationships between us and other entities that might affect the determination of the compensation of our executive officers.

Nominating and Corporate Governance Committee

Pursuant to its charter, the Nominating and Corporate Governance Committee of the Board of Directors is responsible for:

■	identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

■	reviewing and evaluating incumbent directors;

■	recommending to the Board for selection candidates for election to the Board of Directors;

■	making recommendations to the Board regarding the membership of the committees of the Board; and

■	developing a set of corporate governance guidelines.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is comprised of five Directors: David C. Colton, Jr., as Chairperson of the Committee, Robert R. Crowley, Jr., Paul R. Pohl, Philip R. Smith, and Charles E. Sullivan. Pursuant to the Nominating Committee’s charter, no director may serve on the Nominating Committee in any capacity in any year during which such director’s term as a director is scheduled to expire. During 2011, all members of our Compensation Committee, with the exception of Mr. Smith were independent (as independence is currently defined in Section 5605(a)(2) of the Nasdaq listing standards). In compliance with the Nasdaq listing standards, Mr. Smith will be deemed to be an independent director as of May 21, 2012, three years following to his previous employment with us.  The Board believes that Mr. Smith’s service on the Board is beneficial to the company based on his legal experience concerning corporate governance matters. The Board of Directors has adopted a written charter for the Nominating Committee that is available to shareholders on our website at www.westfieldbank.com.

It is the policy of the Nominating Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Shareholder nominees are analyzed by the Nominating Committee in the same manner as nominees that are identified by the Nominating Committee. We do not pay a fee to any third party to identify or evaluate nominees.

In accordance with our Bylaws, nominations of individuals for election to the Board at an annual meeting of shareholders may be made by any shareholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to or received by our Secretary not less than one hundred twenty (120) calendar days in advance of the anniversary date of our proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. Submissions must include the full name of the proposed nominee and include a detailed background of the suggested candidate, and a representation that the nominating shareholder is a beneficial or record holder of our common stock. If a nomination is not properly brought before the meeting in accordance with our Bylaws, the Chairman of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about our director nomination requirements, please see our Bylaws.

David C. Colton Jr., James C. Hagan, Philip R. Smith and Donald A. Williams were each nominated by the Nominating Committee. As of the date of this proxy statement, the Nominating Committee had not received any shareholder recommendations for nominees in accordance with our Bylaws in connection with the Annual Meeting.

In addition to the criteria listed above, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the following list of experience, qualifications, attributes or skills of each director nominee contributed to the Nominating Committee’s conclusion that each nominee is qualified to serve on the Board in light of our business and structure:

Director		Qualifications
Victor J. Carra	●	Former Executive Vice President of Westfield Financial, Inc.

	●	Expertise with respect to executive and general compensation matters and expense management.

David C. Colton, Jr.	●	Expertise in contractual and insurance related matters and expertise in human resource management and marketing due to ownership and management of The Colton Agency, Inc.

	●	Experience in financial and community development matters through his involvement in the Westfield Business Improvement District.

Robert T. Crowley, Jr.	●	Management experience as a former Managing Partner of a public accounting firm, Downey, Sweeney, Fitzgerald & Co.

	●	Expertise in public and small business company accounting, disclosure and financial system management, auditing and general financial management as a Certified Public Accountant and through his involvement with community organizations such as the Westfield Community Development Corp.

Donna J. Damon	●	Expertise in human resource, office management and business administration, including financial management and employee benefit administration as President of New England Concrete Cutting, Inc.

James C. Hagan, Jr.	●	President and Chief Executive Officer of the Company.

	●	Expertise in credit administration, commercial lending and management through his various roles within the Company and within other New England based banking institutions.

Richard C. Placek	●
Expertise in small business administration and management, including financial and human resource matters, through his past positions as President and Chairmen of the Board of Commercial Distributing Company, the largest beer distributor in western Massachusetts.

	●	Expertise in environmental matters as Director and Executive Committee member of Clean Environmental Recycling Company.

Paul R. Pohl	●	Expertise in financial company and operational management as President and Owner of Chemi-Graphic, Inc., a name plate manufacturing company.

	●	Expertise in compensation related matters through his involvement in his own business and through his directorship with the Company.

Steven G. Richter	●	Expertise in small business administration and management, including financial and business operations matters, as President and Chief Executive Officer of Micro Test, Inc.

Philip R. Smith	●	Expertise in legal and regulatory matters as a partner in the law firm Bacon & Wilson, P.C.

	●	Expertise in commercial and residential lending and business law through his many years of legal practice.

Charles E. Sullivan	●	Expertise in public and small business company accounting, disclosure and financial system management, auditing and general financial management as a Certified Public Accountant.

	●	Management expertise as a former officer within the public accounting firm of Sullivan, Poulin & Payne, P.C.

Donald A. Williams	●	Expertise in banking, financial and regulatory management as former President and Chief Executive Officer of the Company.

	●	Over 40 years of experience within the banking industry.

Shareholder Communications with Our Board of Directors

Shareholders may contact our Board of Directors by contacting Gerald P. Ciejka, Secretary, at Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085 or at (413) 568-1911. All communications will be forwarded directly to the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a formal policy on separating the roles of Chairman of the Board and Chief Executive Officer and, if separate, whether the Chairman of the Board should be a non-employee director or an employee. The Board believes that no single, one-size fits all, board leadership model is universally or permanently appropriate. The Board prefers to retain the flexibility to structure its leadership from time to time in any manner that is in the best interests of the Company and its shareholders.

We currently separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles and in the individuals serving in each role. Mr. Hagan, our Chief Executive Officer, is responsible for setting the strategic direction for the Company in recognition of Mr. Hagan’s experience and expertise in management positions in banking institutions. Mr. Williams, our Chairman of the Board, leads board meetings, provides general strategic advice to the Board, Chief Executive Officer and management team.

Board’s Role in Risk Oversight

The Board is responsible for consideration and oversight of risks facing the Company, and is responsible for ensuring that material risks are identified and managed appropriately. The current reporting structure emphasizes central oversight of risk and timely and accurate reporting of information from each business unit to the Board each month. This is accomplished through monthly and quarterly reports given to the Board by senior management and the approval of Company policies and procedures.

The Board receives semi-annual reports under our Risk Management Program. The following items are reviewed under the program: interest rate risk, credit risk, market valuation risk, capital risk, liquidity risk, transaction risk, occurrence risk, reputation risk and compliance risk. Each department manager is responsible for addressing and updating the risk areas for which they are responsible. The risk is assigned a risk rating of low, medium and high based on specific factors affecting each area. Previous risk classifications are subsequently updated and any changes in ratings are explained in detail to the Board. All such changes are reviewed and approved by the Board.

In addition to the semi-annual Risk Management Report, the Board receives extensive financial reports on a monthly basis, including reports on financial performance, securities transactions, loan delinquency and impaired loan reports. The Audit Committee provides quarterly updates to the Board relating to our internal and external audit functions, including all annual reviews undertaken by the Company’s primary regulatory, the Office of the Comptroller of the Currency. All Policies and procedures affecting the risk factors listed above are reviewed and approved by the Board on a monthly, quarterly and annual basis as the case may be. Management is currently in the process of creating a more formalized Enterprise Risk Management Committee which will review enterprise risk factors on a quarterly basis. Management has engaged a national bank consulting firm to assist management in creating a formalized program and committee.

We believe that through our current reporting structure, the Board maintains strong and effective oversight of all risk factors affecting the Company. This oversight is maintained through active involvement by Board members on its various committees, including the Executive Committee which, pursuant to our Bylaws, has the ability to exercise the powers of the Board between Board meetings, and through the Board’s monthly meetings. Recommendations of the Board at these meetings are then implemented by senior management and the results are subsequently reported to the Board. Active involvement by all Board members has been vital to the effective oversight of all risk factors affecting the Company. Involvement by all members on the Board on various committees, with elected chairpersons for each Board Committee, insures that diverse leadership exists throughout the Board and prevents the centralization of control within one or a group of individuals.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year-ended December 31, 2011, and this proxy statement.

Paul R. Pohl, Chairperson
Donna J. Damon
Richard C. Placek
Charles E. Sullivan

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy and Overall Program Objectives

We strive to attract, retain and motivate qualified executives crucial to our success. Our approach is to compensate executives commensurate with their experience, expertise and performance and to be competitive with the other comparative financial companies of similar size, complexities and business. In addition, our compensation programs have been designed and implemented to reward executives for sustained financial and operating performance and to encourage such executives to remain with us for an extended period of time. We design our compensation programs to:

●	support its strategic plan by communicating what is expected of executives with respect to results and achievement;

●	retain and recruit executive talent; and

●	create sustained financial strength and long-term shareholder value.

We seek to achieve these objectives through the use of a base salary, annual profit sharing bonus (short-term incentive) and grants of long-term, equity-based compensation such as stock options and restricted stock, benefit restoration, employment and change of control agreements and fringe benefits. We focus on both current and future compensation and combine both of these elements in a manner that we believe optimizes the executive’s contribution to the Company.

We use market and salary information for comparative financial companies of similar size, complexities and business as one factor in making compensation decisions, along with individual contribution and performance, importance of role and responsibilities, as well as leadership and growth potential as additional factors. We also rely upon our judgment and the judgment of compensation professionals in making compensation decisions to insure that the strategic, financial and leadership objectives are met. Accordingly, we believe that our compensation programs assist in enhancing shareholder value.

In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers annually the total compensation that may be awarded to the officer, including salary, annual profit sharing bonus and long-term and short-term incentive compensation. In addition, in reviewing and approving employment agreements for named executive officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee is provided, prior to the end of each fiscal year, a summary compensation schedule for each named executive officer, containing the amount of all forms of compensation. This schedule is used as a tool by the Compensation Committee when considering the total compensation of each named executive officer.

The following officers are our named executive officers for 2011:

●	James C. Hagan, President and Chief Executive Officer

●	Leo R. Sagan, Jr., Chief Financial Officer and Treasurer

●	Allen J. Miles, III, Executive Vice President and Chief Lending Officer

●	Gerald P. Ciejka, Vice President, General Counsel and Human Resource Director

●	Louis O. Gorman, Vice President – Credit Administration and Chief Credit Officer

Risk Management Compensation Policies and Procedures

We do not believe that our compensation policies and practices for our employees are reasonably likely to have an adverse effect on the Company. We do not use incentive based compensation linked to individual performance for any officer of the Company.  Nominal commissions resulting from sales within our bank subsidiary are paid to employees only upon achieving certain sales goals. Profit sharing bonuses are paid on an annual basis to all employees. Employment raises are awarded annually to employees, contingent upon management review of performance, and are reflective of cost-of-living increases. Accordingly, we believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Components

Similar to prior years, the compensation paid to our named executive officers during 2011 consisted of the following three primary components:

●	Base salary – We provide a fixed base salary to our executives to provide for a level of compensation that is assured;

●	Annual profit sharing bonuses – We provide annual cash bonuses to our executives based on our performance and profitability; and

●
Long-term incentive awards – We provide long-term incentive awards to our executives, comprised of restricted stock grants and stock options, which are intended to reward them for prior service and motivate them to stay with us and build long-term shareholder value.

Base Salaries and Annual Bonuses for Named Executive Officers. The minimum salaries for Mr. Hagan, Mr. Sagan, Mr. Ciejka and Mr. Miles were determined by employment agreements and any increase over these minimums, and the salaries of the other executive officers, are determined by the Compensation Committee based on a variety of factors, including:

●	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at other financial institutions;

●
the expertise of the individual executive and (except for their own compensation) the recommendations of the Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel; and

●	the alignment of the interests of executives with those of the shareholders.

Where not specified by contract, salaries are generally reviewed annually and are designed to reward annual achievements and are to be commensurate with the executive’s responsibilities, leadership abilities and management expertise and effectiveness. In addition, the Compensation Committee considers our financial and market performance and the creation of long-term shareholder value in determining salaries.

As in prior years, the compensation program provided for an annual cash bonus based on our performance and profitability as compared to our operating budget, which was prepared by Company management and approved by the Board of Directors at the beginning of the fiscal year. Based on the degree of success, cash bonus percentage of base salary is designated by the Compensation Committee at the end of the fiscal year and applied it to each executive officer, as well as all other employees, on a uniform basis. In 2011, a bonus of 5.5% of base salary was paid to all of our employees.

Long-Term Incentives. The long-term incentive program provides a periodic award that is both performance and retention based in that it is designed to recognize the executive’s responsibilities, reward demonstrated performance and leadership and to retain such executives. The objective of the program is to align compensation for the named executive officers over a multi-year period directly with the interests of our shareholders by motivating and rewarding creation and preservation of long-term financial strength, shareholder value and relative shareholder return. The level of long-term incentive compensation is determined based on an evaluation of competitive market factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program. Our long-term incentive compensation generally takes the form of a combination of restricted stock grants and option rewards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at date of grant) reward named executive officers only if our stock price increases. Restricted stock grants are impacted by all stock price changes, so the value to the named executive officers is affected by both increases and decreases in our stock price.

It is the policy and part of the Compensation Committee’s charter that neither the Compensation Committee, nor any member of our management, shall backdate an equity grant under our long-term incentive program or manipulate the timing of a public release of material information with the intent of benefiting a grantee under an equity award. Accordingly, scheduling decisions concerning equity grants are made without regard to anticipated earnings or major announcements. In furtherance of this policy the Compensation Committee, in order to ensure the integrity of awards granted under its long-term incentive program, has designated the June Board of Directors’ meeting as the annual grant date for such awards. Grants made outside of this annual grant date must be approved in writing by our Chief Executive Officer and must be presented and approved at the subsequent Board of Directors’ meeting and will be deemed granted on the first business day following approval by our Board of Directors.

Restricted Stock and Stock Options. Restricted stock and stock options granted as long-term incentive compensation to the named executive officers vest over a period of five years at 20% per year at the anniversary date and are conditioned on continued employment. Stock options have exercise prices of not less than fair market value of our stock on the date of grant. The Compensation Committee charter prohibits the Compensation Committee from granting an award with a price or value less than the fair market value of our stock on a day other than the grant date of such award. We prohibit the repricing of stock options. The Compensation Committee has never granted stock options with exercise prices below the market price of our stock on the date of grant and has never reduced the exercise price of stock options except to reflect the exchange value in connection with the second step conversion closed on January 3, 2007.

The Compensation Committee did not grant any long-term incentive awards to any named executive officer during 2011.

Periodic Review. The Compensation Committee has previously and will continue to review annually both the profit sharing bonus program and the long-term incentive program to ensure that their respective key elements continue to meet objectives described above and to determine that such programs do not have a material adverse effect on the Company.

Total Compensation. In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the named executive officer, including salary, annual profit sharing bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for the named executive officers, the Compensation Committee considers the other benefits to which the named executive officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee is provided, prior to the end of each fiscal year, a summary compensation schedule for each named executive officer, containing the amount of all forms of compensation. This schedule is used as a tool by the Compensation Committee when considering the total compensation of each named executive officer.

Use of Outside Advisors and Survey Data. The Compensation Committee employs an outside compensation consultant, Arthur Warren of Arthur Warren Associates, Inc., Walpole, Massachusetts to assist in the evaluation of our Chief Executive Officer, other selected officers and amendments to the salary grades of all employees. The Compensation Committee uses its own criteria coupled with a peer comparison compiled by Arthur Warren Associates to establish the Chief Executive Officer’s base salary. The above process is repeated for determining fair compensation for all members of the Board of Directors and their committees. The Compensation Committee maintains the authority to approve fees and other retention terms with respect to the compensation consultant. Mr. Warren does not provide any additional services beyond annual executive and employee salary based compensation services to the Company.

Other Benefits

Benefit Restoration. We have established the Benefit Restoration Plan of Westfield Financial, Inc. in order to provide restorative payments of executives who are prevented from receiving full benefits contemplated by our employee stock ownership plan’s benefit formula as well as the 401(k) plan’s benefit formula. Such plan is used to retain and reward the executive officers for their demonstrated performance and leadership abilities. The restorative payments consist of payments in lieu of shares and making contributions under the 401(k) plan  that cannot be allocated to participants due to legal limitations imposed on tax-qualified plans. Currently, only the Chief Executive Officer is a participant in the plan. The Compensation Committee considers the remuneration received under this plan when annually determining the executives’ total compensation.

Benefits and Perquisites. The Compensation Committee supports providing benefits and perquisites to the named executive officers that are substantially the same as those offered to officers of comparative financial institutions which we believe are reasonable, competitive and consistent with our overall compensation program.  In addition, during 2011 we provided the use of a Company automobile to Messrs. Hagan, Miles, Ciejka and Sagan.

Employment Agreements and Change of Control Agreements. The Compensation Committee believes that our continued success depends, to a significant degree, on the skills and competence of certain senior officers.  The employment agreements are intended to ensure that we continue to maintain and retain experienced senior management.

We currently have employment agreements with our Chief Executive Officer, James C. Hagan, our Chief Financial Officer, Leo R. Sagan, our Executive Vice President, Allen J. Miles, III and our General Counsel, Gerald P. Ciejka in order to retain such executives. The employment agreement of Messrs. Hagan, Ciejka, Miles and Sagan, provide for an initial three year term subject to separate one year extensions as approved by the Board of Directors at the end of each applicable fiscal year, with minimum annual salaries, discretionary cash bonuses and other fringe benefits. The agreements also include protection for the executives if we experience a change in ownership or control. If such a change in control occurs, a portion of the severance payments might constitute an “excess parachute payment” under current federal tax laws. Messrs. Hagan, Ciejka, Miles and Sagan’s employment agreements do not provide for tax indemnity.

We have entered into one-year change of control agreements with Louis O. Gorman, our Vice President – Credit Administration and Chief Credit Officer, and three other officers. The purpose of these agreements are to prevent executives from leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their duties and responsibilities. In order to enable executives to focus on the best interests of the shareholders, we have offered these agreements to these selective senior officers. The term of these agreements is perpetual until we give notice of non-extension, at which time the term is fixed for one year. Generally, we may terminate the employment of any officer covered under these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if we sign a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, we cannot terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for one additional year. We would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from our principal office on the day before the change of control and over 25 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days.

These agreements also provide uninsured death and disability benefits. If we experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of our assets as contemplated by Section 280G of the Internal Revenue Code, as amended, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by us for federal income tax purposes. The changes of control agreements do not provide a tax indemnity.

EXECUTIVE AND DIRECTOR COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service during each of the last three completed fiscal years, as applicable:

Name and Principal Positions	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

James C. Hagan	2011	334,230	18,383	–	–	39,262	63,338	455,213
President and Chief	2010	324,480	–	–	–	35,130	85,877	445,487
Executive Officer	2009	315,016	15,751	–	–	29,213	94,831	454,811

Leo R. Sagan, Jr.	2011	169,780	9,338	–	–	33,404	32,129	244,651
Chief Financial Officer	2010	164,814	–	–	–	44,799	43,389	253,002
and Treasurer	2009	160,004	8,000	–	–	36,985	48,767	253,756

Allen J. Miles, III	2011	212,212	11,672	–	–	29,972	39,727	293,583
Executive Vice President	2010	206,024	–	–	–	29,838	52,066	287,928
and Chief Lending Officer	2009	200,018	10,001	–	–	22,510	55,699	288,228

Gerald P. Ciejka	2011	169,780	9,338	–	–	17,054	30,256	226,428
Vice President and	2010	164,814	–	–	–	16,357	40,391	221,562
General Counsel	2009	160,004	8,000	–	–	12,600	44,920	225,524

Louis O. Gorman	2011	145,782	8,018	–	–	18,228	22,416	194,444
Vice President, Credit	2010	134,662	–			15,755	27,084	177,501
Administration	2009	125,021	6,251	67,120	21,330	12,239	22,785	254,746

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.

(2)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to restricted stock and stock option awards granted to our named executive officers. For more information concerning the assumptions used for these calculations, please refer to Note 8 of the Notes to the Consolidated Financial Statements contained in the 2011 Annual Report on Form 10-K for the year ended December 31, 2011.

(3)
Amounts in this column represent (a) the increase (if any) for each respective year in the present value of the individual’s accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715, Retirement Benefits, as of the plan’s measurement date in such year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

(4)
Amounts in this column are set forth in the table below and include life insurance premiums, 401(k) matching contributions, ESOP contributions, dividends on unvested restricted stock and contributions under the Benefit Restoration Plan. The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, we provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

	Life Insurance Premiums ($)	401(k) Matching Contributions ($)	ESOP Contributions ($)	Dividends on Unvested Restricted Stock ($)	Contributions under the Benefit Restoration Plan ($)	Total ($)
James C. Hagan	1,260	6,629	19,408	25,865	10,176	63,338
Leo R. Sagan, Jr.	797	5,093	13,449	12,789	-	32,129
Allen J. Miles, III	977	6,366	16,810	15,573	-	39,727
Gerald P. Ciejka	925	5,093	13,449	10,788	-	30,256
Louis O. Gorman	851	4,373	11,548	5,643	-	22,416

Grants of Plan-Based Awards

No grants of plan-based awards were made during 2011.

Outstanding Equity Awards at Year-End

The following table sets forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2011.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Grant Date	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)

James C. Hagan	28,376	-	4.39	7/26/2012	4,006	5/22/2007	29,484
	68,934	17,234 (1)	10.11	5/22/2017	26,000	8/28/2007	191,360
	246,080	61,520 (2)	10.04	8/28/2017

Leo R. Sagan, Jr.	8,203	-	7.62	1/27/2014	14,700	8/28/2007	108,192
	17,063	4,266 (1)	10.11	5/22/2017
	124,880	31,221 (2)	10.04	8/28/2017

Allen J. Miles, III	17,063	4,266 (1)	10.11	5/22/2017	17,900	8/28/2007	131,744
	171,920	42,980 (2)	10.04	8/28/2017

Gerald P. Ciejka	8,203	-	7.52	1/25/2015	12,400	8/28/2007	91,264
	17,063	4,266 (1)	10.11	5/22/2017
	124,880	31,221 (2)	10.04	8/28/2017

Louis O. Gorman	19,200	4,800 (2)	10.04	8/28/2017	2,900	8/28/2007	21,344
	5,400	8,100 (3)	10.04	11/24/2019	4,800	11/24/2009	35,328

(1)	The stock option awards that were granted under the 2002 Stock Option Plan in May 2007 vest annually in 20% increments beginning on July 20, 2008.

(2)	The stock option awards that were granted under the 2007 Stock Option Plan in August 2007 vest annually in 20% increments beginning on October 20, 2008.

(3)	The stock option awards that were granted under the 2007 Stock Option Plan in November 2009 vest annually in 20% increments beginning on October 20, 2010.

(4)
Shares granted on November 24, 2009 under the 2007 Recognition and Retention Plan vest annually beginning on October 20, 2010. Shares granted on August 28, 2007 under the 2007 Recognition and Retention Plan vest annually in 20% increments beginning on October 20, 2008. Shares granted on May 22, 2007 under the 2002 Recognition and Retention Plan vest annually in 20% increments beginning on July 20, 2008.

(5)	Market value is calculated on the basis of $7.36 per share, which is the closing sales price for our common stock on December 31, 2011.

Option Exercises and Stock Vested

The following table sets forth the stock awards that vested and the option awards that were exercised for the named executive officers during the last fiscal year.

	Stock Options		Stock Awards
Name	Number of Options Exercised (#)	Value Realized On Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
James C. Hagan	11,000	40,280	30,006	205,610
Leo R. Sagan, Jr.	-	-	14,700	97,314
Allen J. Miles, III	-	-	17,900	118,498
Gerald P. Ciejka	-	-	12,400	82,088
Louis O. Gorman	-	-	4,500	29,790

(1)
The figures shown include the amount realized during the fiscal year upon the vesting of restricted stock, based on the closing sales price for a share of our common stock on the vesting date. Unvested restricted stock may not be transferred for value.

(2)	Value is calculated on the basis of the difference between the market price for our common stock at exercise and the exercise price of the stock options exercised.

Pension Benefits

Pension Plan. Westfield Bank maintains a pension plan for its eligible employees. Generally, employees of Westfield Bank begin participation in the pension plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants in the pension plan become vested in their accrued benefit under the pension plan upon the earlier of: (1) the attainment of their “normal retirement age” (as described in the pension plan) while employed at Westfield Bank; (2) the completion of five vesting years of service with Westfield Bank; or (3) the death or disability of the participant. Participants are generally credited with a vesting year of service for each year in which they complete at least 1,000 hours of service. A participant’s normal benefit under the pension plan equals the sum of (i) 1.25% of the participant’s average compensation (generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average) by the number of years of service the participant has under the plan up to 25 years of service, plus (ii) 0.6% of the excess of the participant’s average compensation over the participant’s covered compensation (the social security taxable wage base for the 35 years ending in the year the participant becomes eligible for non-reduced social security benefits) for each year of service under the plan up to 25 years of service. Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or at age 50 with 15 years of service under the plan and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by Westfield Bank, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant’s accrued benefit in the plan.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

Pension Benefits Table
Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James C. Hagan	Pension Plan for Employees	17.33	264,486	-
Leo R. Sagan, Jr.	Pension Plan for Employees	25.58	226,756	-
Allen J. Miles, III	Pension Plan for Employees	13.33	162,218	-
Gerald P. Ciejka	Pension Plan for Employees	6.83	74,935	-
Louis O. Gorman	Pension Plan for Employees	11.33	96,639	-

(1)
The figures shown are determined as of the plan’s measurement date during 2011 under FASB ASC Topic 715, Retirement Benefits, for purposes of our audited financial statements. For the discount rate and other assumptions used for this purpose, please refer to Note 9 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2011.

Non-qualified Deferred Compensation

Benefit Restoration Plan. We have also established the Benefit Restoration Plan in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula as well as the 401(k) plan’s benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the employee stock ownership plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the employee stock ownership plan’s loans, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loans. The restorative payments also consist of amounts unable to be provided under the 401(k) plan due to certain legal limitations imposed on tax-qualified plans.

The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the last fiscal year, including benefits provided under the Benefit Restoration Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James C. Hagan	-	10,176	-	-	32,344
Leo R. Sagan, Jr.	-	-	-	-	-
Allen J. Miles, III	-	-	-	-	-
Gerald P. Ciejka	-	-	-	-	-
Louis O. Gorman	-	-	-	-	-

(1)	Registrant contributions are included under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(2)	Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Termination and Change in Control Benefits

As discussed under “Compensation Discussion and Analysis - Employment Agreements and Change in Control Agreements” above, as of December 31, 2011, we had employment agreements with James C. Hagan, Allen J. Miles, III, Leo R. Sagan, Jr. and Gerald P. Ciejka and a change in control agreement with Louis O. Gorman and three other officers of the Company. We have summarized and quantified the estimated payments under the agreements, assuming a termination event occurred on December 31, 2011, below.

	James C. Hagan	Leo R. Sagan, Jr.	Allen J. Miles, III	Gerald P. Ciejka	Louis O. Gorman

Retirement(1)	-	-	-	-	–

Disability

Salary Continuation(2)	164,826	83,727	104,652	83,727	–
Stock Option Vesting(3)	-	–	–	–	–
Restricted Stock Vesting(4)	220,844	108,192	131,744	91,264	56,672

Death

Stock Option Vesting(3)	-	–	–	–	–
Restricted Stock Vesting(4)	220,844	108,192	131,744	91,264	56,672

Discharge Without Cause or Resignation With Good Reason – No Change in Control

Stock Option Vesting(3)	-	–	–	-	-
Restricted Stock Vesting(4)	220,844	108,192	131,744	91,264	-
Lump Sum Cash Payment(5)	1,181,939	640,663	765,577	591,806	-
Health Insurance(6)	47,709	36,810	46,293	45,621	-

Discharge Without Cause or Resignation With Good Reason – Change in Control–Related

Stock Option Vesting(3)	-	–	–	–	–
Restricted Stock Vesting(4)	220,844	108,192	131,744	91,264	56,672
Lump Sum Cash Payment(5)	1,181,939	640,663	765,577	591,806	153,633
Health Insurance(6)	47,709	36,810	46,293	45,621	12,269
Increased ESOP Benefit(7)	-	-	-	-	-

Change in Control – No Termination of Employment

Stock Option Vesting(3)	-	–	–	–	–
Restricted Stock Vesting(4)	220,844	108,192	131,744	91,264	56,672
Increased ESOP Benefit(7)	-	-	-	-	-

(1)	There are no additional benefits paid upon retirement pursuant to the employment agreements or change of control agreements in effect at December 31, 2011.

(2)
The employment agreements in effect for Messrs. Hagan, Sagan, Miles and Ciejka provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(3)
All stock options granted under the 2002 Stock Option Plan and the 2007 Stock Option Plan provide for full vesting upon death, disability, retirement, or change in control. The figures shown reflect the in-the-money value, if any, of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and the closing sales price for a share of our common stock on December 31, 2011.

(4)
All restricted stock granted under the 2002 Recognition and Retention Plan and the 2007 Recognition and Retention Plan provide for full vesting upon death, disability, retirement or change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on the closing sales price for a share of our common stock on December 31, 2011.

(5)
The employment agreements in effect for Messrs. Hagan, Sagan, Miles and Ciejka provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), and additional qualified and non-qualified defined benefit and defined contribution plan benefits that would be earned during the remaining contract term. The figure shown reflects an assumed remaining contract term of three years and a discount rate of 0.20%. Similarly, individuals with change of control contracts are paid lump sum cash severance equal to salary and bonus that would be payable for a one year period.

(6)
The employment agreements in effect for Messrs. Hagan, Sagan, Miles and Ciejka provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The change of control agreements with Mr. Gorman and other officers also provide continued health, life and other insurance benefits for a maximum period of one year. The figure shown represents the present value of continued insurance benefits for a fixed period of three years for Messrs. Hagan, Sagan, Miles and Ciejka and for one year for Mr. Gorman and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by us in measuring our liability for retiree benefits other than pensions for financial statement purposes under FASB ASC Topic 715. For more information concerning the assumptions used for these calculations, please refer to Note 9 in the Notes to Consolidated Financial Statements attached to the Form 10-K for the year ended December 31, 2011.

(7)
Our tax-qualified employee stock ownership plan provides that, in the event of a change in control, a portion of the proceeds from the sale of shares of our common stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares. Any remaining unallocated shares (or the proceeds from their sale) would be distributed on a pro-rata basis among the accounts of plan participants.  The figures shown reflect the value of such allocation, if any.

Director Compensation

Meeting Fees. Directors’ compensation is recommended to the Board of Directors by the Compensation Committee after consultation with our outside compensation consultant who reviews compensation of directors at similar peer institutions. In developing its recommendations, the Compensation Committee considers whether such directors are fairly paid for the work required in a company of our size and scope and whether such compensation aligns the directors’ interest with the interests of the shareholders.

Our practice has been to pay a fee of $1,000 to each of our non-employee directors for attendance at each Board meeting. In addition, each member of the Executive Committee received $1,733 per month for meetings, each member of the Audit Committee received $700 for each meeting the member attended, each member of the Compensation Committee received $300 for each meeting the member attended, and each member of the Nominating Committee received $300 for each meeting the member attended. We paid fees totaling $236,233 to our non-employee directors for the year ended December 31, 2011.

Directors’ Deferred Compensation Plan. We have established the Westfield Bank Directors’ Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by us during the year or according to the investment return of other assets as may be selected by the Compensation Committee. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a change in control (as those terms are defined in the Deferred Compensation Plan).

The following table sets forth information regarding compensation earned by our non-employee directors during the last fiscal year.

Name	Fees Earned or Paid in Cash(1) ($)	Total ($)
Victor J. Carra	27,667	27,667
David C. Colton, Jr.	35,000	35,000
Robert T. Crowley, Jr.	18,400	18,400
Donna J. Damon	8,600	8,600
Richard C. Placek	18,400	18,400
Paul R. Pohl	14,100	14,100
Steven G. Richter	6,400	6,400
Philip R. Smith	16,300	16,300
Charles E. Sullivan	35,900	35,900
Donald A. Williams	43,800	43,800
___________________________________
(1) Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

The Audit Committee is responsible for reviewing and approving all related-party transactions. Except for the specific transactions described below no director, executive officer or beneficial owner of more than 5% of our outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such transaction as described) with us during 2011, or proposes to engage in any transaction with us, in which the amount involved exceeds $120,000.

Transactions with Certain Related Persons

We make loans to our executive officers, employees and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. Certain of these loans also require prior approval by the Board of Directors. This pre-approval requirement is triggered when the proposed loan, when aggregated with all outstanding loans to the executive officer or director, will exceed the greater of $25,000 or 5% of Westfield Bank’s unimpaired capital and unimpaired surplus. If the potential borrower is a director, he or she may not participate in the vote or attempt to influence the directors. Management and the Board of Directors periodically review all loans to executive officers, employees and directors. At March 19, 2012, loans to non-employee directors and their associates totaled $22.9 million.

We have also entered into a lease agreement with Director Colton at prevailing market rates for commercial space located at 136 Elm Street, Westfield, Massachusetts. The aggregate amount of the lease payments over the term of this lease agreement is approximately $219,000, subject to increases based on yearly changes to the US Consumer Price Index.

PROPOSAL 2

NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), requires us to provide our shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement.

Voted Required

The approval of the non-binding advisory resolution on the compensation of our named executive officers will require “for” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. In addition, an abstention shall not constitute a vote cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Our Recommendation

the board of directors recommends that the shareholders vote “for” the approval of the non-binding advisory resolution on the compensation of the named executive officers.

General

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosure contained elsewhere in this proxy statement. As discussed in those disclosures, the Board of Directors believes that our executive compensation philosophy, policies and procedures provide a strong link between each named executive officer’s compensation and our short and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance and aligned with the long-term interests of our shareholders.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your vote on this Proposal 2 is advisory, and therefore not binding on us, the Compensation Committee or the Board of Directors. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to align our executive compensation with the best interests of the Company and our shareholders.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Wolf & Company, P.C. to act as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and we are asking our shareholders to ratify the appointment.

Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to pass this proposal.

Our Recommendation

the board of directors unanimously recommends a vote “for” the ratification of the appointment of wolf & company, p.c. as westfield financial’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2011 and December 31, 2010, respectively, we retained and paid Wolf & Company, P.C. to provide audit and other services as follows:

	2011	2010
Audit Fees(1)	$273,000	$265,000
Audit-Related Fees(2)	31,800	33,000
Tax Fees(3)	37,000	35,500
All Other Fees	−	−
Total	$341,800	$333,500

(1)
Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

(2)	Audit-related fees consist of benefit plan audits.

(3)	Tax fees consisted of assistance with matters related to tax compliance and counseling.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

Westfield Financial, Inc.
Attn: Gerald P. Ciejka, Secretary
141 Elm Street
Westfield, Massachusetts 01085

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their own discretion.

By Order of the Board of Directors,

Gerald P. Ciejka
Secretary

Westfield, Massachusetts
April 11, 2012

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
WESTFIELD FINANCIAL, INC.

This Proxy is solicited on behalf of the Board of Directors of Westfield Financial, Inc. for the Annual Meeting of Shareholders to be held on May 17, 2012.

The undersigned shareholder of Westfield Financial, Inc. hereby appoints Gerald P. Ciejka and Leo R. Sagan, Jr., and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Westfield Financial, Inc. held of record by the undersigned on March 19, 2012, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 17, 2012 at 10:00 a.m., Eastern Time, at the Sheraton Springfield Monarch Place Hotel, 1 Monarch Place, Springfield, MA 01144 or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 11, 2012, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposals listed in Items 2 and 3.**

	For	With-hold	For All Except
1. The election of four candidates to serve as directors for a term of office to expire in 2015. **Nominees:** David C. Colton, Jr., James C. Hagan, Philip R. Smith and Donald A. Williams	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting dated April 11, 2012.

I WILL ATTEND ANNUAL MEETING. ⟶ ☐

The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1 and a vote FOR the proposals listed in Items 2 and 3.

Please be sure to date and sign this proxy card in the box below.

Date ____________

Sign above ______________ Co-holder (if any) sign above

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

Detach above card, sign, date and mail in postage paid envelope provided.

WESTFIELD FINANCIAL, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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